Exhibit 99.5

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Note: The information contained in this Item has been updated to reflect a change to operating segments discussed in the notes to the financial statements. This Item has not been updated to reflect any other changes since the filing of the 2014 Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”). For significant developments since the filing of the 2014 Annual Report, please refer to our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

The following discussion and analysis of financial condition and results of operations should be read in conjunction with “Item 6. Selected Financial Data” and the audited consolidated financial statements and notes to consolidated financial statements included elsewhere in this Annual Report on Form 10-K and the information included in our other filings with the SEC. This discussion includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. See “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

GCA is dedicated to providing integrated gaming payments solutions, video and mechanical reel gaming content and technology solutions, as well as compliance and efficiency software. The Company’s Payments business provides: (a) access to cash at gaming facilities via Automated Teller Machine (“ATM”) cash withdrawals, credit card cash access transactions, point-of-sale (“POS”) debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and, (e) online payment processing solutions for gaming operators in States that offer intra-state, Internet-based gaming and lottery activities. The Company’s Games business, under the Multimedia Games brand, provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including the award-winning TournEvent® slot tournament solution; and, (b) the central determinant system for the video lottery terminals (“VLTs”) installed at racetracks in the State of New York.

During the first quarter of 2015, we changed our organizational structure as part of our transformation to a Games and Payments company providing solutions to the gaming industry. Beginning in the first quarter of 2015, we are reporting our financial performance based on our new segments. We now organize and manage our operations across the following two business segments: (a) Games, and (b) Payments.

Significant Trends and Developments Impacting Our Business

Merger with Multimedia Games

On December 19, 2014, we completed the Merger and paid the Total Merger Consideration of approximately $1.1 billion in cash. The net proceeds from the sale of the Notes, together with borrowings under the Credit Facilities and cash on hand, were used to fund the Total Merger Consideration.

The Merger is accounted for using the acquisition method of accounting with Holdings identified as the acquirer. Under the acquisition method of accounting, Holdings recorded all assets acquired and liabilities assumed at their respective acquisition date fair values.

Through December 31, 2014, we expensed approximately $10.7 million of costs related to the Merger for financial advisory services, financing related fees, accounting and legal fees and other transaction-related expenses, all of which are included in the consolidated statements of income and comprehensive income within operating expenses. These costs do not include any costs related to additional site consolidation or rationalization that we might consider following the closing of the Merger.

Other Trends and Developments

Our strategic planning and forecasting processes include the consideration of economic and industry-wide trends that may impact our Payments and Games businesses. We have identified the more material positive and negative trends affecting our business as the following:

•	Gaming industry activity in North America remained relatively flat in 2014.

•

The North American gaming industry also reported a year-over-year decline in the purchase of EGMs in 2014 and visibility into casino operator capital allocation trends for replacement units continues to be limited.

•	There continues to be a migration from the use of traditional paper checks and cash to electronic payments which may impact the type of cash access used by our customers.

•	The credit markets in the United States and around the world are volatile and unpredictable.

•

We face increased competition from smaller competitors in the gaming cash access market and face additional competition from larger gaming equipment manufacturers and systems providers. This increased competition has resulted in pricing pressure for both our Payments and Games businesses.

•

There is increasing governmental oversight related to the cost of transaction processing and related fees to the consumer. We expect the financial services and payments industry to respond to these legislative acts by changing other fees and costs, which may negatively impact the Payments business in the future.

•

Casino operators continue to try to broaden their appeal by focusing on investments in the addition of non-gaming amenities to their facilities, which could impact casino operator’s capital allocation.

Factors Affecting Comparability

Our consolidated financial statements included in this report that present our financial condition and results of operations reflect the following transactions and events:

•

In December 2014, we acquired all of the outstanding capital stock of Multimedia Games, a gaming manufacturer and supplier to the gaming industry. The results contributed by the Multimedia Games business from the date of consummation on December 19, 2014 to December 31, 2014 are reflected in our Games segment and consolidated financial statements. We incurred significant acquisition-related expenses, which are reflected in operating expenses for the year ended December 31, 2014. In addition, amortization expense increased due to the purchase price allocation, which included definite-lived intangible assets with relatively short amortization periods.

•

In December 2014, to effect the Merger, we entered into the Credit Facilities and issued the Notes and we used a portion of these proceeds to repay the outstanding amounts owed under prior credit facilities of $210.0 million and $35.0 million for GCA and Multimedia Games, respectively (the “Prior Credit Facilities”). As a result, we expensed $2.7 million of related debt issuance costs and fees to “Loss on extinguishment of debt” associated with the prior credit facilities of GCA and Multimedia Games that were in effect prior to the consummation of the Merger (the “Prior Credit Facilities”).

•	We recorded an asset impairment charge of approximately $3.1 million in the fourth quarter of 2014 related to certain definite-lived intangible assets.

•

In April 2014, we acquired all of the outstanding capital stock of NEWave, a supplier of compliance, audit and data efficiency software to the gaming industry. We believe this acquisition complements our integrated solutions. The NEWave acquisition did not have a material impact on our results of operations and financial condition.

•	In March 2014, our contract with Caesars Entertainment expired and was not renewed. As such, our cash advance and ATM revenues and cost of revenues were impacted for the remainder of the year.

As a result of the above transactions and events, the results of operations and earnings per share in the periods covered by the consolidated financial statements may not be directly comparable.

Business Segments

Our operating segments were previously organized and managed under five business segments: (a) Cash Advance, (b) ATM, (c) Check Services, (d) Games, and (e). Other During the first quarter of 2015, we changed our organizational structure as part of our transformation to a Games and Payments company providing solutions to the gaming industry. Beginning in the first quarter of 2015, we are reporting our financial performance based on our new segments. We have presented prior period amounts to conform to the way we now internally manage and monitor segment performance. This change had no impact on our consolidated financial statements.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker(s), or decision-making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision-making group consists of the Chief Executive Officer and the Chief Financial Officer. The operating segments are reviewed separately because each represents products that can be sold separately to our customers.

•

The Games segment provides solutions directly to gaming establishments to offer their patrons gaming entertainment related experiences including: leased gaming equipment; sales and maintenance related services of gaming equipment; gaming systems; and ancillary products and services.

•

The Payments segment provides solutions directly to gaming establishments to offer their patrons cash access related services and products including: access to cash at gaming facilities via ATM cash withdrawals, credit card cash access transactions and point of sale debit card transactions; check-related services; fully integrated kiosks and maintenance services; compliance, audit and data software; casino credit data and reporting services and other ancillary offerings.

Corporate overhead expenses have been allocated to the segments either through specific identification or based on a reasonable methodology. In addition, we allocate depreciation and amortization expenses to the business segments. Our business is predominantly domestic, with no specific regional concentrations and no significant assets in foreign locations.

Results of Operations

Year ended December 31, 2014 compared to the year ended December 31, 2013 (amounts in thousands)

	December 31, 2014		December 31, 2013		December 31, 2014 vs 2013
	$	%	$	%	$ Variance	% Variance
Revenues
Payments	$585,647	99%	$582,444	100%	$3,203	0.5%
Games	7,406	1%	—	0%	7,406	—

Total revenues	593,053	100%	582,444	100%	10,609	2%

Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	440,071	74%	439,794	76%	277	0%
Operating expenses	95,452	16%	76,562	13%	18,890	25%
Research and development	804	0%	—	0%	804	—
Depreciation	8,745	1%	7,350	1%	1,395	19%
Amortization	14,199	3%	9,588	2%	4,611	48%

Total costs and expenses	559,271	94%	533,294	92%	25,977	5%

Operating income	33,782	6%	49,150	8%	(15,368)	(31)%

Other expenses
Interest expense, net of interest income	10,756	2%	10,265	2%	491	5%
Loss on extinguishment of debt	2,725	0%	—	0%	2,725	—

Total other expenses	13,481	2%	10,265	2%	3,216	31%

Income from operations before tax	20,301	4%	38,885	6%	(18,584)	(48)%
Income tax expense	8,161	2%	14,487	2%	(6,326)	(44)%

Net income	$12,140	2%	$24,398	4%	$(12,258)	(50)%

*      Rounding may cause variances

Total Revenues

Total revenues increased by $10.6 million, or 2%, to $593.1 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to the revenues generated as a result of the Merger as well as, within our Payments segment,  higher Cash Advance and Other revenues, partially offset by lower ATM and Check Services revenues.

Payments revenues increased by $3.2 million, or 0.5%, to $585.6 million for the year ended December 31, 2014, as compared to the prior year. This was due to due to higher international and domestic cash advance revenues; combined with a greater dollar volume processed per transaction, and as a result of our compliance, audit, and data services offerings, partially offset by lost business and lower transaction volume from ATM cash withdrawals and check services transactions.

Games revenues of $7.4 million were generated as a result of the Merger.

Costs and Expenses

Cost of revenues (exclusive of depreciation and amortization) increased by $0.3 million, to $440.1 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to increased warranty expenses in our check services operations as well as the variable costs related to higher revenues in the Games and Payments segments, offset by a reduction in costs in the ATM cash withdrawal operations due to lost business and lower transaction volume.

Operating expenses increased by $18.9 million, or 25%, to $95.5 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to the acquisition-related costs and operating expenses incurred following the consummation of the Merger, an asset impairment charge and increases in non-cash stock compensation expense.

Depreciation increased by $1.4 million, or 19%, to $8.7 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to depreciation expense post-Merger.

Amortization increased by $4.6 million, or 48%, to $14.2 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to other intangible assets associated with the NEWave acquisition and the Merger.

Primarily as a result of the factors described above, operating income decreased by $15.4 million, or 31%, to $33.8 million for the year ended December 31, 2014, as compared to the prior year. Operating margin decreased to 6% for the year ended December 31, 2014 from 8% for the prior year. Exclusive of acquisition-related costs and asset impairment charges, the operating margin for 2014 would have been 8%.

Interest expense, net of interest income, increased by $0.5 million, or 5%, to $10.8 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to a $3.4 million increase in interest charges and amortization of debt issuance costs associated with the Merger; partially offset by a $2.1 million reduction in interest charges due to the lower outstanding debt balance and lower weighted average interest rate on the Prior Credit Facilities in 2014 that were paid in full in connection with the Merger and $0.8 million increase in interest income primarily related to the refund of a goods and services tax due to a favorable ruling from the Canadian Court of Appeals holding that commissions paid to Canadian casinos were not subject to such tax.

Loss on early extinguishment of debt was $2.7 million for the year ended December 31, 2014. This was due to the extinguishment of unamortized deferred loan fees associated with the Prior Credit Facilities that were paid in full in connection with the Merger.

Income tax expense decreased by $6.3 million, or 44%, to $8.2 million for the year ended December 31, 2014, as compared to the prior year. This was primarily due to the decrease in income from operations before income tax expense of $18.6 million. The provision for income tax reflected an effective income tax rate of 40.2% for the year ended December 31, 2014, which was greater than the statutory federal rate of 35.0% due primarily to non-deductible acquisition-related costs associated with the Merger and partially offset by the lower tax rate on foreign earnings. The provision for income tax reflected an effective income tax rate of 37.3% for the prior year, which was greater than the statutory federal rate of 35.0% due in part to state taxes and the non-cash compensation expenses related to stock options.

Primarily as a result of the foregoing, net income decreased by $12.3 million, or 50%, to $12.1 million for the year ended December 31, 2014, as compared to the prior year.

Year ended December 31, 2013 compared to year ended December 31, 2012 (amounts in thousands)*

	December 31, 2013		December 31, 2012		December 31, 2013 vs 2012
	$	%	$	%	$ Variance	% Variance
Revenues
Payments	$582,444	100%	584,486	100%	(2,042)	(0)%
Games	—	—	—	—	—	—
Total revenues	582,444	100%	584,486	100%	(2,042)	(0)%

Costs and expenses
Cost of revenues (exclusive of depreciation and amortization)	439,794	76%	436,059	74%	3,735	1%
Operating expenses	76,562	13%	75,806	13%	756	1%
Depreciation	7,350	1%	6,843	1%	507	7%
Amortization	9,588	2%	9,796	2%	(208)	(2)%

Total costs and expenses	533,294	92%	528,504	90%	4,790	1%

Operating income	49,150	8%	55,982	10%	(6,832)	(12)%

Other expenses
Interest expense, net of interest income	10,265	2%	15,519	3%	(5,254)	(34)%

Total other expenses	10,265	2%	15,519	3%	(5,254)	(34)%

Income from operations before tax	38,885	6%	40,463	7%	(1,578)	(4)%

Income tax expense	14,487	2%	14,774	3%	(287)	(2)%

Net income	$24,398	4%	$25,689	4%	$(1,291)	(5)%

*Rounding may cause variances.

Total Revenues

Total revenues decreased by $2.0 million, or less than 1%, to $582.4 million for the year ended December 31, 2013, as compared to the prior year. This was due to lost business and lower transaction volumes in our ATM and check related services operations, partially offset by higher kiosk sales and an increase in cash advance revenues for the year ended December 31, 2013, as compared to the prior year.

Costs and Expenses

Cost of revenues (exclusive of depreciation and amortization) increased by $3.7 million, or 1%, to $439.8 million for the year ended December 31, 2013, as compared to the prior year. This was primarily due to increased commissions paid to our customers for new and renewed cash access services as well as costs associated with the increase in kiosk sales.

Operating expenses increased by $0.8 million, or 1%, to $76.6 million for the year ended December 31, 2013, as compared to the prior year. This was primarily due to higher payroll and related expenses and occupancy related expenses, partially offset by a decrease in non-cash stock compensation expense for the year ended December 31, 2013, as compared to the prior year.

Depreciation expenses increased by $0.5 million, or 7%, to $7.4 million for the year ended December 31, 2013, as compared to the prior year. This was primarily due to higher charges as additional fixed assets were placed into service for the year ended December 31, 2013, as compared to the prior year.

Amortization expenses decreased by $0.2 million, or 2%, to $9.6 million for the year ended December 31, 2013, as compared to the prior year. This was primarily due to certain capitalized costs that were fully amortized for the year ended December 31, 2013, as compared to the prior year.

Primarily as a result of the factors described above, operating income decreased by $6.8 million, or 12%, to $49.2 million for the year ended December 31, 2013, as compared to the prior year. The operating margin decreased to 8% for the year ended December 31, 2013 from 10% for the prior year.

Interest expense, net of interest income, decreased by $5.3 million, or 34%, to $10.3 million for the year ended December 31, 2013, as compared to the prior year. This was primarily due to a $3.6 million reduction in interest charges due to the lower outstanding debt balance and an amendment to our credit facility in late May 2013, which reduced the interest rate from 7% to 4%; a $0.9 million reduction in interest charges related to a lower average outstanding balance on the vault cash supplied by Wells Fargo and a slightly lower average cash usage rate; and a decrease in the interest charge associated with the change in fair value of the interest rate cap of approximately $0.8 million.

Income tax expense decreased by $0.3 million, or 2%, to $14.5 million for the year ended December 31, 2013, as compared to the prior year. This was primarily due to the decrease in income from operations before income tax expense of $1.6 million. The provision for income tax reflected an effective income tax rate of 37.3% for the year ended December 31, 2013, which was greater than the statutory federal rate of 35.0% due in part to state taxes and the non-cash compensation expenses related to stock options. The provision for income tax reflected an effective income tax rate of 36.5% for the prior year, which was greater than the statutory federal rate of 35.0% due in part to state taxes and the non-cash compensation expenses related to stock options.

Primarily as a result of the foregoing, net income decreased by $1.3 million, or 5%, to $24.4 million for the year ended December 31, 2013, as compared to the prior year.

Critical Accounting Policies

The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect our reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in our consolidated financial statements. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the financial condition and results of operations, and which require management to make the most difficult and subjective judgments, often as a result of the need to make estimates about matters that are inherently uncertain. Based on this definition, we have identified our critical accounting policies as those addressed below. We also have other key accounting policies that involve the use of estimates, judgments and assumptions. You should review the notes to our consolidated financial statements for a summary of these policies. We believe that our estimates and assumptions are reasonable, based upon information presently available; however, actual results may differ from these estimates under different assumptions or conditions.

Segment Reporting. We apply the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 280, “Segment Reporting”, in accounting for our business segments. This defines operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. In addition, ACS 280-10-50-34, as well as Rule 3-03(e) of Regulation S-X, requires us to recast financial information from prior years for segments if we change our internal organization in a way that effects the compositions of our reportable segments. Our operating segments were previously organized and managed under five business segments: (a) Cash Advance, (b) ATM, (c) Check Services, (d) Games, and (e) Other.  As a result of the Merger, during the first quarter of 2015, we changed our organizational structure and now manage and organize our business under two business segments - Games and Payments company providing solutions to the gaming industry. Accordingly, beginning in the first quarter of 2015, we are reporting our financial performance based on our new segments.  We have presented prior period amounts to conform to the way we now internally manage and monitor segment performance beginning in 2015. This change had no impact on our consolidated financial statements.

Business Combinations. We apply the provisions of FASB ASC 805, “Business Combinations”, in the accounting for acquisitions. It requires us to recognize separately from goodwill the assets acquired and the liabilities assumed, at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Significant estimates and assumptions are required to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable. These estimates are preliminary and typically include the calculation of an appropriate discount rate and projection of the cash flows associated with each acquired asset over its estimated useful life. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. In addition, deferred tax assets, deferred tax liabilities, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the acquisition date. We reevaluate these items quarterly based upon facts and circumstances that existed as of the acquisition date and any adjustments to its preliminary estimates are recorded to goodwill if identified within the measurement period. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of income and comprehensive income.

Acquisition-related Costs. We recognize a liability for acquisition-related costs when the liability is incurred. Acquisition-related costs include, but are not limited to: financial advisory, legal and debt fees; accounting, consulting, and professional fees associated with due diligence, valuation and integration; severance; and other related costs and adjustments.

Inventory. We currently maintain separate inventories for our Payments and Games products. Our Payments related inventory primarily consists of parts as well as finished goods and work-in-progress and is stated at the lower of cost or market accounted for using the average cost method. Our Games related inventory primarily consists of component parts, completed player terminals and back-office computer equipment and is stated at fair value as a result of the Merger. However, our games segment historically accounted for inventory at lower of cost (first in, first out) or market. The cost of inventory includes cost of materials, labor, overhead and freight.

Goodwill. We had approximately $857.9 million of goodwill on our consolidated balance sheet at December 31, 2014 resulting from acquisitions of other businesses. Of this amount, $669.5 million resulted from the Merger and the remaining $188.4 million was subject to our annual goodwill impairment testing. We test for impairment annually on a reporting unit basis, as of October 1, or more often under certain circumstances. The annual impairment test is completed using either: a qualitative Step 0 assessment based on reviewing relevant events and circumstances; or a quantitative Step 1 assessment using an income approach that discounts future cash flows based on the estimated future results of the reporting units and a market approach that compares market multiples of comparable companies to determine whether or not any impairment exists. If the fair value of a reporting unit is less than its carrying amount, we use the Step 2 assessment to determine the impairment. Our most recent annual assessment was performed as of October 1, 2014, following which it was determined that no impairment adjustment was necessary. The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results of each reporting unit to determine their estimated fair value. Changes in forecasted operations can materially affect these estimates, which could materially affect our results of operations. Our reporting units are identified as operating segments or one level below an operating segment. Reporting units must: (a) engage in business activities from which they earn revenues and incur expenses; (b) have operating results that are regularly reviewed by our chief operating decision maker to ascertain the resources to be allocated to the segment and assess its performance; and (c) have discrete financial information available. As of December 31, 2014, our reporting units included: Cash Advance, ATM, Check Services, Games, Fully Integrated Kiosk Sales and Services, Central Credit, and Anti-Money Laundering and Tax Compliance Software. The use of different assumptions, estimates or judgments in either step of the goodwill impairment testing process, such as the estimated future cash flows of our reporting units, the discount rate used to discount such cash flows, or the estimated fair value of the reporting units’ tangible and intangible assets and liabilities, could significantly increase or decrease the estimated fair value of a reporting unit or its net assets, and therefore, impact the related impairment charge, if any. At the annual impairment test date, the above-noted conclusion that no indication of goodwill impairment existed at the test date would not have changed had the test been conducted assuming: 1) a 100 basis point increase in the discount rate used to discount the aggregate estimated cash flows of our reporting units to their net present value in determining their estimated fair values (without any change in the aggregate estimated cash flows of our reporting units), or 2) a 100 basis point decrease in the estimated sales growth rate or terminal period growth rate without a change in the discount rate of each reporting unit.

Other Intangible Assets. We have approximately $436.8 million in net unamortized other intangible assets on our consolidated balance sheet at December 31, 2014. Of this amount, $401.7 million resulted from the Merger, which consists of customer relationships, developed technology, contract rights, trade names and trademarks. Our other intangible assets consist primarily of customer contracts (rights to provide Payments and Games services to gaming establishment customers) acquired through business combinations, capitalized software development costs and the acquisition cost of our patent related to the 3-in-1 Rollover technology acquired in 2005, which expires in 2018. Customer contracts require us to make renewal assumptions, which impact the estimated useful lives of such assets. Capitalized software development costs require us to make certain judgments as to the stages of development and costs eligible for capitalization. Capitalized software costs placed in service are amortized over their useful lives, generally not to exceed five years. We review intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business or market price of the asset, a significant adverse change in legal factors or business climate that could affect the value of an asset, or a current period operating or cash flow loss combined with a history of operating or cash flow losses. We group intangible assets for impairment analysis at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of intangible assets is measured by a comparison of the carrying amount of the asset to future, net cash flows expected to be generated by the asset, undiscounted and without interest. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes. We are subject to income taxes in the United States as well as various states and foreign jurisdictions in which we operate. We account for income taxes in accordance with accounting guidance whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based upon differences between financial statement carrying amounts of existing assets and their respective tax bases using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. We also follow accounting guidance to account for uncertainty in income taxes as recognized in our consolidated financial statements. The effect on the income tax provision and deferred tax assets and liabilities for a change in rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date. We believe that it is more likely than not that we will be able to utilize our deferred tax assets. Therefore, we have not provided material valuation allowances against our recorded deferred tax assets.

Revenue Recognition. We recognize revenue when evidence of an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured. We evaluate our revenue streams for proper timing of revenue recognition. Revenue is recognized as products are delivered and or services are performed.

Games Revenues

Games revenues are primarily generated by our gaming operations under development, placement, and participation arrangements in which we provides our customers with player terminals, player terminal-content licenses and back-office equipment, collectively referred to herein as leased gaming equipment. Under these arrangements, we retain ownership of the leased gaming equipment installed at customer facilities, and we receive revenue based on a percentage of the net win per day generated by the leased gaming equipment or a fixed daily fee based on the number of player terminals installed at the facility. Revenue from lease participation or daily fee arrangements are considered both realizable and earned at the end of each gaming day.

Games revenues generated by player terminals deployed at sites under development or placement fee agreements is reduced by the accretion of contract rights acquired as part of those agreements. Contract rights are amounts allocated to intangible assets for dedicated floor space resulting from such agreements, described under “Development and Placement Fee Agreements.” The related amortization expense, or accretion of contract rights, is netted against our respective revenue category in the consolidated statements of operations and other comprehensive income.

We also generate games revenues from back-office fees with certain customers. Back-office fees cover the service and maintenance costs for back-office servers installed in each gaming facility to run our gaming equipment, as well as the cost of related software updates. Back-office fees are considered both realizable and earned at the end of each gaming day.

Payments Revenues

Cash advance revenues are comprised of transaction fees assessed to gaming patrons in connection with credit card cash access and POS debit card transactions and are recognized at the time the transactions are authorized. Such fees are based on a combination of a fixed amount plus a percentage of the face amount of the credit card cash access or POS debit card transaction amount.

ATM revenues are comprised of transaction fees in the form of cardholder surcharges assessed to gaming patrons in connection with ATM cash withdrawals at the time the transactions are authorized and reverse interchange fees paid to us by the patrons’ issuing banks. Cardholder surcharges are recognized as revenue when a transaction is initiated and reverse interchange is recognized as revenue on a monthly basis based on the total transactions occurring during the month. The cardholder surcharges assessed to gaming patrons in connection with ATM cash withdrawals are currently a fixed dollar amount and not a percentage of the transaction amount.

Check services revenues are principally comprised of check warranty revenues and are generally based upon a percentage of the face amount of checks warranted. These fees are paid to us by gaming establishments.

Other revenues include amounts derived from the sale of cash access devices, such as the provision of certain professional services, software licensing, and certain other ancillary fees associated with the sale, installation and maintenance of those devices. In addition, other revenues consist of Central Credit revenues that are based upon either a flat monthly unlimited usage fee or a variable fee structure driven by the volume of patron credit histories generated. Also included in other revenues are revenues generated from ancillary marketing, database and Internet gaming activities.

Equipment and Systems Revenues

We sell gaming equipment, fully integrated kiosks and gaming systems directly to our customers under independent sales contracts through normal credit terms, or may grant extended credit terms under contracts secured by the related equipment.

For sales arrangements with multiple deliverables, we apply the guidance from ASU No. 2009-13, “Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements.” In addition, we apply the guidance from ASU No. 2009-14, “Software (Topic 985), Certain Revenue Arrangements that Include Software Elements,” which affects vendors that sell or lease tangible products in an arrangement that contains software that is more than incidental to the tangible product as a whole and clarifies what guidance should be used in allocating and measuring revenue.

The majority of our multiple element sales contracts are for some combination of gaming equipment, player terminals, content, system software, license fees, ancillary equipment and maintenance.

Revenue related to systems arrangements that contain both software and non-software deliverables requires allocation of the arrangement fee to the separate deliverables using the relative selling price method. Revenue for software deliverables is recognized under software revenue recognition guidance. Revenue resulting from the sale of non-software deliverables, such as gaming devices and other hardware, are accounted for based on other applicable revenue recognition guidance as the devices are tangible products containing both software and non-software components that function together to deliver the product’s essential functionality.

In allocating the arrangement fees to separate deliverables, we evaluate whether we have vendor-specific objective evidence (“VSOE”) of selling price, third party evidence (“TPE”) or estimate of selling price (“ESP”) for gaming devices, maintenance and product support fees and other revenue sources. We generally use ESP to determine the selling price used in the allocation of separate deliverables, as VSOE and TPE are generally not available. We determine the ESP on separate deliverables by estimating a margin typically received on such items and applying that margin to the product cost incurred.

Generally, player terminal sales include ancillary equipment, such as networking gear, bases, chairs, and occasionally signage, some of which may be necessary for the full functionality of the player terminals in a casino. This ancillary equipment comprises an install kit that is shipped simultaneously with the player terminals. Although our products are analyzed as multiple deliverable arrangements, revenue for the player terminal and ancillary equipment is not recognized until all elements essential for the functionality of the product have been shipped or delivered. This includes game theme software and essential ancillary equipment. If elements that are not essential to the functionality of the player terminals are shipped after the unit, such as signage, chairs, or bases, these items would be classified as deferred revenue until shipped or delivered.

Stock-Based Compensation. Stock-based compensation expense for all awards is based on the grant date fair value estimated. We estimate the weighted-average fair value of options granted for our time-based and cliff vesting time-based options using the Black-Scholes Option Pricing Model. We estimate the weighted-average fair value of options granted for our market-based options using a lattice-based option valuation model. Each model is based on assumptions regarding expected volatility, dividend yield, risk-free interest rates, the expected term of the option and the expected forfeiture rate. Each of these assumptions, while reasonable, requires a certain degree of judgment and the fair value estimates could vary if the actual results are materially different than those initially applied.

Recent Accounting Guidance

Recently Adopted Accounting Guidance

In November 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-17, which provides guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The pronouncement was effective on November 18, 2014. There was no impact of the adoption of ASU No. 2014-17 as we do not apply push-down accounting to our acquired subsidiaries.

Recent Accounting Guidance Not Yet Adopted

In August 2014, the FASB issued ASU No. 2014-15, which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The pronouncement is effective for annual periods ending after December 15, 2016, and interim periods thereafter, and early adoption is permitted. We are currently evaluating the impact of adopting this guidance on our Consolidated Financial Statements and disclosures included within Notes to Consolidated Financial Statements.

In June 2014, the FASB issued ASU No. 2014-12, which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. The standard is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the impact of adopting this guidance on our Consolidated Financial Statements and disclosures included within Notes to Consolidated Financial Statements.

In May 2014, the FASB issued ASU No. 2014-09, which creates FASB ASC Topic 606, “Revenue from Contracts with Customers” and supersedes ASC Topic 605, “Revenue Recognition”. The guidance replaces industry-specific guidance and establishes a single five-step model to identify and recognize revenue. The core principle of the guidance is that an entity should recognize revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Additionally, the guidance requires the entity to disclose further quantitative and qualitative information regarding the nature and amount of revenues arising from contracts with customers, as well as other information about the significant judgments and estimates used in recognizing revenues from contracts with customers. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted. This guidance may be adopted retrospectively or under a modified retrospective method where the cumulative effect is recognized at the date of initial application. We are currently evaluating the impact of adopting this guidance on our Consolidated Financial Statements and disclosures included within our Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

Overview

The following table presents selected information about our financial position (in thousands):

	At December 31,
	2014	2013
Balance sheet data
Total assets	$1,707,285	$527,327
Total borrowings	1,188,787	103,000
Stockholders’ equity	231,473	218,604

Net available cash*
Cash and cash equivalents	89,095	114,254
Add: Settlement receivables	43,288	38,265
Less: Settlement liabilities	(119,157)	(145,022)

Total net available cash	$13,226	$7,497

*Non-GAAP measure

Cash Resources

Our cash balance, cash flows and credit facilities are expected to be sufficient to meet our recurring operating commitments and to fund our planned capital expenditures for the foreseeable future. Cash and cash equivalents at December 31, 2014 included cash in non-U.S. jurisdictions of approximately $14.8 million. Generally, these funds are available for operating and investment purposes within the jurisdiction in which they reside, but are subject to taxation in the U.S. upon repatriation.

We provide cash settlement services to our customers. These services involve the movement of funds between the various parties associated with cash access transactions. These activities result in a balance due to us at the end of each business day that we recoup over the next few business days and classify as settlement receivables. These activities also result in a balance due to our customers at the end of each business day that we remit over the next few business days and classify as settlement liabilities. As of December 31, 2014, we had $43.3 million in settlement receivables for which we received payment in January 2015. As of December 31, 2014, we had $119.2 million in settlement liabilities due to our customers for these settlement services that were paid in January 2015. As the timing of cash received from settlement receivables and payment of settlement liabilities may differ, the total amount of cash held by us will fluctuate throughout the year. As of December 31, 2014 and 2013, the net cash available after considering settlement amounts was $13.2 million and $7.5 million, respectively.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Year Ended December 31,			Increase/(Decrease)
	2014	2013	2012	2014 vs 2013	2013 vs 2012
Cash flow activities
Net cash provided by operating activities	$24,531	$4,334	$157,488	$20,197	$(153,154)
Net cash used in investing activities	(1,085,847)	(13,990)	(12,531)	(1,071,857)	(1,459)
Net cash provided by/(used in) financing activities	1,037,423	(29,183)	(46,783)	1,066,606	17,600
Effect of exchange rates on cash	(1,266)	73	(689)	(1,339)	762

Cash and cash equivalents
Net (decrease)/increase for the period	(25,159)	(38,766)	97,485	13,607	(136,251)
Balance, beginning of the period	114,254	153,020	55,535	(38,766)	97,485

Balance, end of the period	$89,095	$114,254	$153,020	$(25,159)	$(38,766)

Cash flows provided by operating activities were $24.5 million, $4.3 million and $157.5 million, for the years ended December 31, 2014, 2013 and 2012, respectively. Cash flows provided by operating activities increased by $20.2 million for the year ended December 31, 2014 as compared to the prior year. This was primarily due to an increase in non-cash adjustments and the timing of our settlement receivables and settlement liabilities based on the number of business days outstanding prior to the settlement of our cash access transactions at the end of each period for the year ended December 31, 2014 as compared to the prior year, partially offset by a decrease in net income. Cash flows provided by operating activities decreased by $153.2 million for the year ended December 31, 2013 as compared to the prior year. This was primarily due to the timing of our settlement receivables and settlement liabilities based on the number of business days outstanding prior to the settlement of our cash access transactions at the end of each period for the year ended December 31, 2013 as compared to the prior year.

Cash flows used in investing activities were $1.1 billion, $14.0 million and $12.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Cash flows used in investing activities increased by $1.08 billion for the year ended December 31, 2014 as compared to the prior year. This was primarily due to the use of proceeds raised to fund the Merger. Cash flows used in investing activities increased by $1.5 million for the year ended December 31, 2013 as compared to the prior year. This was primarily due to proceeds from the sale of fixed assets in the prior year, an increase in capital expenditures for the current year ended December 31, 2013 and changes in restricted cash and cash equivalents.

Cash flows provided by financing activities were $1.0 billion for the year ended December 31, 2014. Cash flows used in financing activities were $29.2 million and $46.8 million for the years ended December 31, 2013 and 2012, respectively. Cash flows used in financing activities increased by $1.1 billion for the year ended December 31, 2014 as compared to the prior year. This was primarily due to the proceeds raised to fund the Merger offset by repayments on debt on the Prior Credit Facilities, debt issuance costs and purchase of treasury stock. Cash flows used in financing activities decreased by $17.6 million for the year ended December 31, 2013 as compared to the prior year. This was primarily due to lower debt repayments and an increase in proceeds from the exercise of stock options, partially offset by purchases of treasury stock for the year ended December 31, 2013 as compared to the prior year.

Long-Term Debt

The following table summarizes our indebtedness at December 31, (in thousands):

	At December 31,
	2014	2013
Long-term debt
Senior credit facility	$—	$103,000
Senior secured term loan	500,000	—
Senior secured notes	350,000	—
Senior unsecured notes	350,000	—

Total debt	1,200,000	103,000
Less: original issue discount	(11,213)	—

Total debt after discount	1,188,787	103,000
Less: current portion of long-term debt	(10,000)	(1,030)

Long-term debt, less current portion	$1,178,787	$101,970

On December 19, 2014 and in connection with the Merger, we refinanced all of our indebtedness outstanding under the Prior Credit Facilities with proceeds from the Credit Facilities and the Notes.

Credit Facilities

On December 19, 2014, GCA, as borrower, and Holdings entered into a credit agreement among GCA, Holdings, Bank of America, N.A. as administrative agent, collateral agent, swing line lender and letter of credit issuer; Deutsche Bank Securities Inc., as syndication agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities, Inc. as joint lead arrangers and joint book managers (the “Credit Agreement”). The Credit Agreement provides for a $50.0 million five-year Revolving Credit Facility that matures in 2019 and a $500.0 million six-year Term Loan that matures in 2020. The fees associated with the Credit Facilities included discounts of approximately $7.5 million and debt issuance costs of approximately $13.9 million. All borrowings under the Credit Facilities are subject to the satisfaction of customary conditions, including the absence of a default and compliance with representations and warranties.

The interest rate per annum applicable to the Revolving Credit Facility is, at GCA’s option, the base rate or LIBOR plus, in each case, an applicable margin. The interest rate per annum applicable to the Term Loan is also, at GCA’s option, the base rate or LIBOR plus, in each case, an applicable margin. LIBOR will be reset at the beginning of each selected interest period based on the LIBOR rate then in effect; provided that, with respect to the Revolving Credit Facility, if LIBOR is below zero, then such rate will be equal to zero plus the applicable margin, and, with respect to the Term Loan, if LIBOR is below 1.0%, then such rate will be equal to 1.0% plus the applicable margin. The base rate is a fluctuating interest rate equal to the highest of (a) the prime lending rate announced by the administrative agent, (b) the federal funds effective rate from time to time plus 0.50%, and (c) LIBOR (after taking account of any applicable floor) applicable for an interest period of one month plus 1.00%. The applicable margins of 4.75% and 5.25% for the Revolving Credit Facility and Term Loan, respectively, are subject to adjustment based on our consolidated secured leverage ratio.

Voluntary prepayments of the term loan and the revolving loans and voluntary reductions in the unused commitments are permitted in whole or in part, in minimum amounts as set forth in the Credit Agreement governing the Credit Facilities, with prior notice but without premium or penalty, except that certain refinancing transactions of the Term Loan within twelve months after the closing of the Credit Facilities will be subject to a prepayment premium of 1.00% of the principal amount repaid.

Subject to certain exceptions, the obligations under the Credit Facilities are secured by substantially all of the present and after acquired assets of each of GCA, Holdings and the subsidiary guarantors (the “Collateral”) including: (a) a perfected first priority pledge of all the capital stock of GCA and each domestic direct, wholly owned material restricted subsidiary held by Holdings, GCA or any such subsidiary guarantor; and (b) a perfected first priority security interest in substantially all other tangible and intangible assets of Holdings, GCA, and such subsidiary guarantors (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, real property, intellectual property and the proceeds of the foregoing). Subject to certain exceptions, the Credit Facilities are unconditionally guaranteed by Holdings and such subsidiary guarantors and Multimedia Games and its material domestic subsidiaries.

The Credit Agreement governing the Credit Facilities contains certain covenants that, among other things, limit Holdings’ ability, and the ability of certain of its subsidiaries, to incur additional indebtedness; sell assets or consolidate or merge with or into other companies; pay dividends or repurchase or redeem capital stock; make certain investments; issue capital stock of subsidiaries; incur liens; prepay, redeem or repurchase subordinated debt; and enter into certain types of transactions with our affiliates. The Credit Agreement governing the Credit Facilities also requires Holdings, together with its subsidiaries, to comply with a consolidated secured leverage ratio as well as an annual excess cash flow requirement.

Events of default under the Credit Agreement governing the Credit Facilities include customary events such as a cross-default provision with respect to other material debt (which includes the Notes). In addition, an event of default will occur if Holdings undergoes a change of control. This is defined to include the case where Holdings ceases to own 100% of the equity interests of GCA, or where any person or group acquires a percentage of the economic or voting interests of Holdings’ capital stock of 35% or more (determined on a fully diluted basis), or where a majority of the board of directors of Holdings ceases to consist of persons who are directors of Holdings on the closing date of the Credit Facilities or other directors whose nomination for election to the board of directors of GCA was recommended by a majority of the then continuing directors.

At December 31, 2014, we had approximately $500.0 million of borrowings outstanding under the Term Loan and $50.0 million of additional borrowing availability under the Revolving Credit Facility, based upon borrowing base calculations as of such date. We were in compliance with the terms of the Credit Facilities as of December 31, 2014.

We believe our cash provided by operating activities will provide for our operating and debt servicing needs for the next 12 months. If not, we have sufficient borrowings available under our Credit Facilities to meet any additional funding requirements. We monitor the financial strength of our lenders on an ongoing basis using publicly-available information. Based upon that information, we believe there is not a likelihood that any of our lenders might not be able to honor their commitments under the Credit Agreement.

Senior Notes

At December 31, 2014, we had two series of outstanding notes: (a) $350.0 million aggregate principal amount of 7.75% Senior Secured Notes due 2021 (the “Secured Notes”), and (b) $350.0 million aggregate principal amount of 10.00% Senior Unsecured Notes due 2022 (the “Unsecured Notes”).

On December 19, 2014, we issued the Secured Notes at an initial offering price of 100% and the Unsecured Notes at an initial offering price of 98.921%. Our net proceeds from the sale of the Notes were approximately $680.0 million after deducting discounts of approximately $3.8 million and commissions of approximately $16.2 million and before deducting any other fees and expenses related to the Notes offering. Other fees and expenses included additional debt issuance costs associated with the Notes of approximately $11.2 million.

The Secured Notes are senior secured obligations of the Company, equally and ratably secured with the Company’s obligations under the Credit Facilities. The Secured Notes rank equally with the Company’s existing and future senior debt and senior to the Company’s existing and future senior subordinated debt. The Unsecured Notes are senior unsecured obligations of the Company, and rank equally with the Company’s existing and future senior debt and senior to the Company’s existing and future senior subordinated debt. The Secured Notes are guaranteed on a senior secured basis by Holdings and all of its material domestic subsidiaries (other than GCA) and the Unsecured Notes are guaranteed on a senior unsecured basis by Holdings and all of its material domestic subsidiaries (other than GCA).

The indentures governing the Notes contain certain covenants that, among other things, limit our ability, and the ability of certain of our subsidiaries, to incur additional indebtedness, pay dividends or make distributions or certain other restricted payments, purchase or redeem capital stock, make investments or extend credit, engage in certain transactions with affiliates, consummate certain asset sales, effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all of our assets, or create certain liens and other encumbrances on our assets.

The indentures governing the Notes contain events of default customary for agreements of their type (with customary grace periods, as applicable) and provide that, upon the occurrence of an event of default arising from certain events of bankruptcy or insolvency with respect to Holdings or GCA, all outstanding notes will become due and payable immediately without further action or notice. If any other type of event of default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the then outstanding Secured Notes or Unsecured Notes, as applicable, may declare all such notes to be due and payable immediately.

At the closing of the offering of the Notes, the Notes were acquired by the initial purchasers pursuant to the terms of a purchase agreement. Under the terms of the purchase agreement, during a one year period following the closing and upon prior notice from the initial purchasers, the Company must use commercially reasonable efforts to aid the purchasers in the resale of the Notes, including by preparing an updated offering memorandum and participating in reasonable marketing efforts including road shows, to the extent required therein.

In connection with the issuance of the Unsecured Notes, the Company entered into a registration rights agreement pursuant to which the Company agreed, for the benefit of the holders of the Unsecured Notes, to file with the Securities and Exchange Commission (the “SEC”), and use its commercially reasonable efforts to cause to become effective, a registration statement relating to an offer to exchange the Unsecured Notes for an issue of SEC-registered notes (the “Exchange Notes”) with terms identical to the Unsecured Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below). Under certain circumstances, including if applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offer, the Company and the guarantors must use their commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Unsecured Notes and to keep that shelf registration statement effective until the first anniversary of the date such shelf registration statement becomes effective, or such shorter period that will terminate when all Unsecured Notes covered by the shelf registration statement have been sold. The obligation to complete the exchange offer and/or file a shelf registration statement will terminate on the second anniversary of the date of the Registration Rights Agreement. If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before December 19, 2015, the annual interest rate borne by the Unsecured Notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter until the exchange offer is completed or the shelf registration statement is declared effective, at which time the interest rate will revert to the original interest rate on the date the Unsecured Notes were originally issued.

We were in compliance with the covenants of the Notes as of December 31, 2014.

Interest Rate Cap

In connection with the Prior Credit Facilities, we purchased a $150.0 million notional amount interest rate cap with an effective date of January 5, 2012 and a term of three years and therefore the rate cap expired on January 5, 2015. We purchased this interest rate cap in order to partially reduce our exposure to increases in LIBOR above 1.5% during the term of the interest rate cap with respect to our variable rate debt obligations under the Prior Credit Facilities and our obligations under our Contract Cash Solutions Agreement with Wells Fargo. This interest rate cap is recorded in other assets in our consolidated balance sheets, and is marked-to-market based on a quoted market price with the effects offset in our consolidated statements of income and comprehensive income. The interest rate cap carrying value and fair value approximate each other and these values are insignificant as of December 31, 2014.

Contractual Obligations

The following summarizes our contractual cash obligations as of December 31, 2014 (in thousands):

	At December 31, 2014
	Total	2015	2016	2017	2018	2019	Thereafter
Contractual obligations
Debt obligations(1)	$1,200,000	$10,000	$10,000	$10,000	$10,000	$10,000	$1,150,000
Estimated interest obligations(2)	593,016	93,570	93,021	92,303	91,669	91,035	131,418
Operating lease obligations	19,864	3,392	3,125	2,626	2,440	2,452	5,829
Employment obligations(3)	5,925	1,670	4,255	—	—	—	—
Purchase obligations(4)	30,246	26,695	2,351	1,200	—	—	—

Total contractual obligations	$1,849,051	$135,327	$112,752	$106,129	$104,109	$103,487	$1,287,247

(1)

We are required to make principal payments of 2% annually under the Term Loans and may also be required to make an excess cash flow payment that is based on full year end earnings and our leverage ratio in effect at that time. The above table does not reflect any amounts related to excess cash flow payments.

(2)

Estimated interest payments were computed using the interest rate in effect at December 31, 2014 multiplied by the principal balance outstanding after scheduled principal amortization payments. For the Credit Facilities, the weighted average rate assumed was approximately 8.0% until 2021 when the weighted average rate would increase to approximately 9.6%.

(3)

We maintain employment contracts for certain members of our executive management. These agreements require us to provide compensation to these individuals upon their employment and, if applicable, upon termination of their employment.

(4)	Included in purchase obligations are minimum transaction processing services from various third-party processors used by us as well as open gaming purchase orders.

Deferred Tax Asset

We recognized a deferred tax asset upon its conversion from a limited liability company to a corporation on May 14, 2004. Prior to that time, all tax attributes flowed through to the members of the limited liability company. The principal component of the deferred tax asset is a difference between our assets for financial accounting and tax purposes. This difference results from a significant balance of acquired goodwill of approximately $687.4 million that was generated as part of the conversion to a corporation plus approximately $97.6 million in pre-existing goodwill carried over from periods prior to the conversion. Both of these assets are recorded for tax purposes but not for accounting purposes. This asset is amortized over 15 years for tax purposes, resulting in annual pretax income being $52.3 million lower for tax purposes than for financial accounting purposes. At an estimated blended domestic statutory tax rate of 36.3%, this results in tax payments being approximately $19.0 million less than the annual provision for income taxes shown on the income statement for financial accounting purposes, or the amount of the annual provision, if less. There is an expected aggregate of $82.3 million in cash savings over the remaining life of the portion of the deferred tax asset related to the conversion. This deferred tax asset may be subject to certain limitations. We believe that it is more likely than not that it will be able to utilize the deferred tax asset. However, the utilization of this tax asset is subject to many factors including our earnings, a change of control of the Company and future earnings.

Other Liquidity Needs and Resources

We need supplies of cash to support our foreign operations. For some foreign jurisdictions, such as the United Kingdom, applicable law and cross-border treaties allow us to transfer funds between our domestic and foreign operations efficiently. For other foreign jurisdictions, we must rely on the supply of cash generated by our operations in those foreign jurisdictions, and the cost of repatriation is prohibitive. For example, Global Cash Access (Canada), Inc. (“GCA Canada”), the subsidiary through which we operate in Canada, generates a supply of cash that is sufficient to support its operations, and all cash generated through such operations is expected to be retained by GCA Canada. As we expand our cash access business into new foreign jurisdictions, we must rely on treaty-favored cross-border transfers of funds, the supply of cash generated by our operations in those foreign jurisdictions or alternate sources of working capital.

Off-Balance Sheet Arrangements

We have a Contract Cash Solutions Agreement with Wells Fargo that allows us to use funds owned by Wells Fargo to provide the currency needed for normal operating requirements for our ATMs. For the use of these funds, we pay Wells Fargo a cash usage fee on the average daily balance of funds utilized multiplied by a contractually defined cash usage rate. Under this agreement, all currency supplied by Wells Fargo remains the sole property of Wells Fargo at all times until it is dispensed, at which time Wells Fargo obtains an interest in the corresponding settlement receivable. As the cash is never an asset of our, supplied cash is not reflected on our balance sheet. The outstanding balances of ATM cash utilized by the Company from Wells Fargo were $396.3 million, $427.1 million and $360.4 million as of December 31, 2014, 2013 and 2012, respectively.

In June 2012, the Company and Wells Fargo amended the Contract Cash Solutions Agreement to increase the maximum amount of cash to be provided to the Company from $400.0 million to $500.0 million, and the initial term of the Contract Cash Solutions Agreement was extended from November 30, 2013 until November 30, 2014. In November 2013, the parties entered into another amendment to the Contract Cash Solutions Agreement to extend the term one year until November 30, 2015.

Under the terms of the Contract Cash Solutions Agreement, we pay a monthly cash usage fee based upon the product of the average daily dollars outstanding in all ATMs multiplied by a contractually defined cash usage rate.

This cash usage rate is determined by an applicable LIBOR plus a mutually agreed upon margin. We are exposed to interest rate risk to the extent that the applicable LIBOR increases. The cash usage fees incurred by the Company, reflected as interest expense within the consolidated statements of income and comprehensive income, were $2.3 million, $2.2 million and $3.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

We are responsible for any losses of cash in the ATMs under our agreement with Wells Fargo and we self-insure for this risk. We incurred no material losses related to this self-insurance for the years ended December 31, 2014 and 2013.

Effects of Inflation

Our monetary assets, consisting primarily of cash. receivables, inventory and our non-monetary assets, consisting primarily of the deferred tax asset, goodwill and other intangible assets, are not significantly affected by inflation. We believe that replacement costs of equipment, furniture and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our operating expenses, such as those for salaries and benefits, armored carrier expenses, telecommunications expenses and equipment repair and maintenance services, which may not be readily recoverable in the financial terms under which we provide our Payments and Games products and services to gaming establishments and their patrons.